EXHIBIT 99.1

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

News	Contact:
Jack Maurer
412-434-2181 jmaurer@ppg.com

Investors:
Vince Morales
412-434-3740 vmorales@ppg.com
PPG chairman Bunch reviews strategy toward reshaping company
First quarter results demonstrate acceleration in achievement of vision
NEW YORK, May 18, 2007 — Charles E. Bunch, chairman and chief executive officer of PPG Industries (NYSE:PPG), described for investment analysts here today the company’s progress toward achieving its vision of continuing to be the leading coatings and specialty products and services company. He also stated that PPG’s strong first quarter results demonstrate the strength and execution of the company’s strategy.
“We are very proud of our first quarter financial results, not only because they were achieved despite today’s difficult economic environment,” Bunch said, “but also because these results demonstrate our ability to consistently deliver profitable growth. They were due, in part, to our broad range of customers and our increasingly strong global footprint. What’s more, the results are the outcome of the successful execution of our strategies over the past several years to reshape PPG and achieve our vision.”
Last month, the company reported record sales for the first quarter — or any quarter in the company’s history — of $2.9 billion, surpassing first quarter 2006 record sales by 11 percent.
Bunch said the company continues to see strong growth in its coatings and optical products businesses, stating that more than 80 percent of the company’s earnings are from coatings and specialty products. “This is measurable, tangible proof that we are already realizing the benefits of accelerating our vision.”
Bunch added that PPG is benefiting from its broad geographic presence and noted that half of the company’s coatings sales are outside the United States and Canada. ”We have also entered new markets in which customers value leading technologies. And the emerging regions, including China, Eastern Europe and Latin America, have truly provided a new and dynamic frontier for many of the products and services that we provide.”
Bunch discussed PPG’s 2006 acquisitions and the importance they had to the company’s growth strategy. “These fiscally prudent acquisitions are not only delivering financially, they also extended our global reach and allowed us to become stronger in several new and exciting end-use markets.”
PPG is continuing to explore alternatives for its Automotive OEM and Automotive Replacement Glass and Services businesses and its Fine Chemicals business, with the goal of maximizing shareholder value. These alternatives may include, in order of preference, divestiture, forming strategic alliances and restructuring. Bunch said that the company hopes to reach a conclusion on the ultimate direction it will pursue by the end of the summer.

PPG chairman Bunch reviews strategy toward reshaping company - 2
Bunch also indicated that PPG has over the past few years maintained and increased its financial flexibility. “In the coming quarters, we now expect to fully capitalize on this PPG strength. We anticipate that we may use this financial strength to increase our dividend, continue to review and act upon appropriate acquisitions or possibly elevate even further our previously announced share repurchase program.
“I am very optimistic about our future,” Bunch said in conclusion. “Our pursuit of profitable growth, both organically and through acquisitions and joint ventures, is beginning to have a significant impact on our performance. What’s more, we have taken decisive steps to leverage our operational excellence and leadership positions to strengthen many of our businesses. These actions are laying the foundation for greater profitability, accelerated earnings — and shareholder value — in the future.”
The meeting was webcast and accessible on the Investor Center of PPG’s Web site. A replay of the webcast will be available on PPG’s site for six months following the meeting.
About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company employs more than 30,000 people and has 125 manufacturing facilities and equity affiliates in more than 20 countries. Sales in 2006 were $11 billion. PPG shares are traded on the New York and Philadelphia stock exchanges (symbol: PPG). For more information, visit www.ppg.com.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.
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